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                                                                      Exhibit 15


                  [LETTERHEAD OF DELOITTE & TOUCHE LLP]


August 26, 1998


Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of March 27, 1998 and June 26, 1998 and for the three-month periods ended March 27, 1998 and March 28, 1997 and the three- and six-month periods ended June 26, 1998 and June 27, 1997 as indicated in our reports dated May 8, 1998 and August 7, 1998, respectively, because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998 and June 26, 1998, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule
436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                     /s/ Deloitte & Touche LLP